95  Enterprise,  Suite  100
                                              Aliso Viejo, California 92656-2605
                                              949.425.4300

CONTACT:  DENNIS  L.  GATES
          SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          (949)  425-4531


            SAFEGUARD ANNOUNCES SETTLEMENT OF STOCKHOLDER LITIGATION

                    -----------------------------------------
                         REPORTS SECOND QUARTER RESULTS

ALISO VIEJO, CALIFORNIA (AUGUST 13, 2002) - SafeGuard Health Enterprises, Inc. (OTC Bulletin Board: SFGD) today announced the settlement of the stockholder litigation case filed against the Company in 1999, as well as its results for the second quarter ended June 30, 2002.

In 1999, a purported class action complaint was filed against the Company alleging that certain officers of the Company violated securities laws with respect to certain public statements and filings concerning the Company's financial results for 1997 and 1998. The interested parties recently conducted a mediation, and, in view of the length of time, the expenses, the distractions to management and the risks associated with the outcome of any complex litigation, the parties agreed to settle the litigation without an admission of liability by any party. The settlement is subject to Court approval, completion of final documentation, and to certain other customary conditions, including the right of individual class members to opt out. The settlement amount is $1.25 million, of which the Company's insurance carrier has agreed to pay $1 million and the Company has agreed to pay $250,000. Accordingly, during the second quarter of 2002 the Company recorded a one-time charge of $250,000 as a result of the settlement.

The Company expects that a Court hearing to evaluate approval of the settlement will be held during the fourth quarter of 2002, and the Company believes that the settlement will be approved at that time. When approved by the Court and final according to its terms, this settlement will be a full and complete resolution of all class claims arising from the litigation, and the lawsuit filed against the Company will be dismissed with prejudice.

Revenue for the three months ended June 30, 2002, was $20.2 million, compared with $21.5 million for the same period in 2001. The Company incurred a net loss of $200,000, or $0.01 per share, for the quarter ended June 30, 2002, compared with net income of $310,000, or $0.01 per share, for the same period last year.

Revenue for the six months ended June 30, 2002, was $40.9 million, compared with $43.1 million for the same period in 2001. Net income for the six months ended June 30, 2002, was $208,000, or $0.01 per share, compared with net income of $233,000, or $0.01 per share, for the same period last year, excluding the extraordinary gain of $11.3 million related to the conversion of debt and accrued interest into convertible preferred stock as of January 31, 2001.

James E. Buncher, SafeGuard's president and chief executive officer, commented, "We are pleased to have the stockholder litigation resolved. The Company determined that settling this matter at this time is in the best interests of our stockholders. During the second quarter, the Company also resolved a dispute with a business application software vendor. As a result, the Company obtained a current version of the software, including unlimited user licenses, under an 18-month capital lease with a $1.00 buy-out provision at its termination. The Company also renegotiated an operating lease for the furniture at its corporate offices, which was set to expire later in the year, replacing it with a two-year capital lease that includes a $1.00 buy-out provision at its termination. These are all significant accomplishments that were completed during the quarter. In addition, management continues to focus its full attention on restoring growth in revenue and membership."

Mr. Buncher continued by adding, "Operationally, the Company has experienced membership and revenue erosion due to the loss of some groups, negative economic conditions that have resulted in significant in-group membership erosion due to downsizing by some of our major clients, and some groups terminated due to price increases as we ensure that all groups are profitable. We believe that membership and revenue erosion is bottoming out. During the second quarter, we also experienced an increase in health care services expense as a percentage of revenue. Some increases have already been addressed, and we are continuing to work to return the remainder to more acceptable levels. In addition, we remain excited about our pending acquisition of Paramount Dental Plan, Inc., in Florida and the addition of Nicholas M. Kavouklis, DMD, Paramount's president, chief executive officer and owner, to SafeGuard's senior management team as president of our Florida operations. We hope to close this transaction in the third quarter of this year."

The Company also announced that it has evaluated its accounting related to the issuance of management stock options and has concluded that the cost of such stock options should be recognized as an operating expense. However, the Company believes the existing accounting rules for determining the value of stock options do not necessarily result in compensation expense amounts that reflect the actual expense incurred by the Company. Therefore, the Company has concluded that it will not recognize such expenses in its financial statements at the present time.

SafeGuard provides dental benefit plans with HMO and PPO/indemnity plan designs, vision benefit plans, TPA services and preferred provider network rental. The Company serves approximately 600,000 members, primarily in California, Florida and Texas.

The Company notes that statements contained in this news release that are not based on historical facts are forward-looking statements, and as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond the control of the Company, include those risk factors that are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and the Company's Current Report on Form 8-K dated as of April 24, 2002, on file with the U.S. Securities and Exchange Commission. In addition, the settlement of the stockholder lawsuit is subject to the risk that conditions to its finality may not be satisfied, including but not limited to Court approval, and those other conditions referenced in this release.

                SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                     (UNAUDITED)

                                              THREE MONTHS ENDED   SIX MONTHS ENDED
                                                   JUNE 30,            JUNE 30,
                                              ------------------  ------------------
                                                2002      2001      2002      2001
                                              --------  --------  --------  --------
Premium revenue, net                          $20,174   $21,452   $40,862   $43,095
Health care services expense                   14,676    14,914    29,226    30,101
Selling, general and administrative expense     5,777     6,453    11,616    12,987
                                              --------  --------  --------  --------
   Operating income (loss)                       (279)       85        20         7
Investment and other income                       103       255       219       690
Interest expense on debt that was
   converted to equity (1)                         --        --        --      (402)
Other interest expense                            (24)      (30)      (31)      (62)
                                              --------  --------  --------  --------
   Income (loss) before income taxes
      and extraordinary item                     (200)      310       208       233
Income tax expense                                 --        --        --        --
                                              --------  --------  --------  --------
Income (loss) before extraordinary item          (200)      310       208       233
Extraordinary item:
   Gain on conversion of debt to
      convertible preferred stock                  --        --        --    11,251
                                              --------  --------  --------  --------

   Net income (loss)                          $  (200)  $   310   $   208   $11,484
                                              ========  ========  ========  ========

Basic net income (loss) per share:
   Income (loss) before extraordinary item    $ (0.01)  $  0.01   $  0.01   $  0.01
   Extraordinary item                              --        --        --      0.38
                                              --------  --------  --------  --------

      Net income (loss)                       $ (0.01)  $  0.01   $  0.01   $  0.39
                                              ========  ========  ========  ========

Weighted average basic shares outstanding      34,857    34,740    34,835    29,739

Diluted net income (loss) per share:
   Income (loss) before extraordinary item    $ (0.01)  $  0.01   $  0.01   $  0.01
   Extraordinary item                              --        --        --      0.37
                                              --------  --------  --------  --------

      Net income (loss)                       $ (0.01)  $  0.01   $  0.01   $  0.38
                                              ========  ========  ========  ========

Weighted average diluted shares outstanding    34,857    35,502    35,481    30,443

EBITDA                                        $    38   $   615   $   630   $ 1,158

(1) Effective January 31, 2001, the Company converted substantially all of its debt into convertible preferred stock.

              SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
                          SELECTED BALANCE SHEET DATA
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                 JUNE 30,   DEC. 31,
                                                   2002       2001
                                                 ---------  ---------

Cash and short-term investments                  $  13,402  $  15,453
Total current assets                                16,748     19,195
Restricted investments in marketable securities      3,270      2,831
Total assets                                        28,810     29,325
Total current liabilities                           13,512     14,988
Long-term liabilities                                1,621        971
Stockholders' equity                                13,677     13,366

                                      -END-